Exhibit 99.1

Frontier Financial Corporation Announces First Quarter 2005 Earnings up 7.6%, Loan Growth 23.6% Annualized

     EVERETT, Wash.--(BUSINESS WIRE)--April 20, 2005--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the first quarter ended March 31, 2005. Net income for the first quarter 2005 increased 7.6% to $10.9 million compared with net income of $10.1 million in 2004, as a result of an increase in net interest income in 2005. On a diluted per share basis, first quarter net income for 2005 was $.58 per share compared with $.54 in 2004, an increase of 7.4%. Return on average assets and return on average equity were 1.89% and 16.79%, compared to 1.93% and 18.21%, for last year.
     Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We continued to have very strong loan demand in the Puget Sound region during the first quarter. Loans increased by $265.4 million, or 14.5% since March 31, 2004. Loans increased $116.8 million or 5.9% (23.6 % annualized) since year-end. New loan originations for the first quarter of 2005 were $348.2 million compared to first quarter of 2004 of $268.4, an increase of $79.8 million, or 29.7%."
     John Dickson, CEO of Frontier Bank stated, "We are very pleased with the increase in net income of 7.6% for the first quarter of 2005 despite the margin pressure from rapidly rising cost of funds in the first quarter. Deposit rates increased across the board first quarter 2005 in order to fund the strong loan growth. During the quarter, Frontier obtained an additional $55.0 million in FHLB advances and $17.0 million in brokered cd's with three and four year terms in anticipation of continued rising interest rates."

     Highlights

     For the first quarter 2005:

     -- First quarter earnings of $10.9 million, up 7.6% from the first quarter 2004 of $10.1 million.

     -- Fully diluted first quarter earnings per share increased 7.4% to $.58 from $.54.

     -- Tax equivalent net interest margin up to 5.12% in the first quarter from 5.02% for the first quarter of 2004.

     -- Efficiency ratio remains one of the industry's best at 44% for the first quarter.

     -- Return on average equity of 16.79% for the first quarter, down from 18.21% for first quarter 2004.

     -- Return on average assets of 1.89% for the first quarter, compared to 1.93% for first quarter 2004.

     Asset Quality

     As of March 31, 2005 nonperforming assets were .64% of total assets, compared to .50% a year ago, and up minimally from .63% at December 31, 2004. Nonaccruing loans increased to $15.3 million at March 31, 2005, up from $10.7 million at March 31, 2004. This March 31, 2005 balance includes a $5.1 million loan that resumed repayment and is expected to be reclassified into performing status in second quarter 2005. Other real estate owned decreased from $222 thousand as of March 31, 2004 to zero as of March 31, 2005. "We are very pleased with our loan quality and ability to work through problem situations reflected by our zero balance in other real estate owned as of quarter-end," said Lyle Ryan, President of Frontier Bank. Frontier's past due ratio was .56% of total loans at March 31, 2005.
     During the first quarter of 2005, the Corporation provided $.9 million for loan losses as compared to $.5 million for the first quarter of 2004. The total allowance for loan losses stood at $34.0 million, or 1.63% of total loans outstanding compared to $30.1 million, or 1.65% of total loans outstanding for the same time period last year. For the quarters ended March 31, 2005 and 2004, net loan charge offs amounted to a net recovery of $422 thousand and a net recovery of $88 thousand respectively, or a net recovery of .02 basis points of average loans outstanding for 2005 compared to a net recovery of .01 basis points for 2004.

     First Quarter 2005 Operating Results

     Operating Results

     Net interest income for the first quarter 2005 was $27.8 million, an increase of $3.0 million, or 12.1%, compared to $24.8 million for the prior year first quarter.
     Frontier's tax equivalent net interest margin increased to 5.12% for the first quarter 2005, compared to 5.02% in the first quarter of 2004, and decreased from 5.32% at the quarter ended December 31, 2004. The yield on earning assets increased 36 basis points to 7.14% in the first quarter from 6.78% in the first quarter 2004, and increased 11 bps from 7.03% in the quarter ended December 31, 2004. The cost of funds increased 33 basis points to 2.48% in the first quarter 2005 from 2.15% in the first quarter 2004, and increased 25 bps from 2.23% in the quarter ended December 31, 2004. Approximately 40% of the Corporation's loans are variable rate (immediately repriceable) and 15% adjustable rate, which reprice within three months to five years depending on the index.
     Total noninterest income decreased $38 thousand in the first quarter of 2005, or 1.2% from a year ago. Service charges decreased $133 thousand, or 10.5% to $1.1 million. The $152 thousand provision for loss on equity investment was due to a write down of an equity investment in a financial services holding company considered to be other-than-temporary. The decline in service charges was due to decreased NSF/OD fees of $93 thousand and business service charges declining $30 thousand. Business service charges were impacted by the increased earnings credit rates, which combined with balances are used to offset service charges. Other noninterest income increased $248 thousand or 14.6% in the current quarter. Our Trust Department's revenues were up $25 thousand and Insurance and Financial Services Department's revenues were up by $31 thousand.
     Total noninterest expense increased $1.5 million to $13.7 million, up 11.9%, for the quarter ending March 31, 2005, compared with the same period last year. Salaries and benefits increased $869 thousand or 11.2%. Of the 11.2% increase, approximately 3.0% relate to staff additions, 4.5% relate to merit increases and 3.7% relate to increased benefit expenses. Other noninterest expense increased $570 thousand in the first quarter for 2005, or 25.9%. This increase was due to consulting and professional fees paid of $419 thousand for information technology related infrastructure projects.

     Performance Ratios

     The annualized return on average assets for the year 1.89% compared to 1.93% in 2004. The annualized return on average shareowners' equity was 16.79% in 2005 and 18.21% in 2004. Frontier's efficiency ratio for 2005 was 44% compared to 43% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 56% as of December 31, 2004.

     Balance Sheet and Capital Management

     At March 31, 2005 Frontier's total assets were $2.39 billion, and deposits totaled $1.89 billion, an increase of 11.3% and 9.6% respectively, compared to the prior year. Net loans of $2.06 billion and investments of $155.2 million reflected an increase of 14.6% and a decrease of 11.7%, respectively.
     On February 22, 2005 Frontier received Federal Reserve Bank approval to purchase up to 20.0% of the common stock of Skagit State Bank stock, headquartered in Burlington, Washington. Frontier made an initial purchase of 35,000 shares in December 2004 representing 4.95%. A second purchase of 22,500 shares was made representing an additional 3.2% for a cumulative total of 8.13%. A third purchase will be made of 22,500 shares in July 2005 representing an additional 3.2%, for a cumulative total ownership of 11.3%.
     The capital of the Corporation at March 31, 2005 was $263.6 million, up from $228.5 million a year ago, or an increase of 15.4%. Frontier began paying cash dividends to shareowners in 1999. Average year-to-date diluted shares totaled 18,909,098 for 2005 versus 18,708,087 for 2004. Clementz stated, "The previously announced second quarter 2005 cash dividend of $.21 per share, representing our 22nd consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, April 25, 2005."

     Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

     CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2004 Form 10-K.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME

(In thousands, except for per share amounts)

                         For the Three Months Ended       For the year
                         --------------------------           ended
                      March 31,    Dec. 31,     March 31,    Dec. 31,
                        2005         2004         2004         2004
                    -----------  -----------  -----------  -----------
INTEREST INCOME
  Interest and fees
   on loans        $    36,954  $    36,026  $    31,376  $   133,232
  Interest on
   investments           1,396        1,550        2,009        6,996
                    -----------  -----------  -----------  -----------
    Total interest
     income             38,350       37,576       33,385      140,228
                    -----------  -----------  -----------  -----------
INTEREST EXPENSE
  Interest on
   deposits              8,085        7,205        6,442       26,418
  Interest on
   borrowed funds        2,439        2,174        2,115        8,521
                    -----------  -----------  -----------  -----------
    Total interest
     expense            10,524        9,379        8,557       34,939
                    -----------  -----------  -----------  -----------

Net interest income     27,826       28,197       24,828      105,289
                    -----------  -----------  -----------  -----------
PROVISION FOR LOAN
 LOSSES                   (850)      (1,000)        (500)      (3,500)
                    -----------  -----------  -----------  -----------
Net interest income
 after provision for
 loan losses            26,976       27,197       24,328      101,789
                    -----------  -----------  -----------  -----------
NONINTEREST INCOME
  Provision for
   loss on equity
   investment             (152)           -            -            -
  Gain on sale of
   securities                -          (71)           -          (44)
  Gain on sale of
   secondary
   mortgage loans          217          292          218        1,028
  Service charges
   on deposit
   accounts              1,135        1,155        1,268        4,926
  Other noninterest
   income                1,942        2,620        1,694        8,034
                    -----------  -----------  -----------  -----------
    Total
     noninterest
     income              3,142        3,996        3,180       13,944
                    -----------  -----------  -----------  -----------
NONINTEREST EXPENSE
  Salaries and
   employee
   benefits              8,621        8,449        7,752       31,912
  Occupancy expense      1,821        1,805        1,834        7,035
  State business
   taxes                   456          447          430        1,751
  Other noninterest
   expense               2,775        3,284        2,205       10,027
                    -----------  -----------  -----------  -----------
    Total
     noninterest
     expense            13,673       13,985       12,221       50,725
                    -----------  -----------  -----------  -----------
INCOME BEFORE
 INCOME TAX             16,445       17,208       15,287       65,008

PROVISION FOR
 INCOME TAX             (5,538)      (5,749)      (5,150)     (21,963)
                    -----------  -----------  -----------  -----------

    NET INCOME     $    10,907  $    11,459  $    10,137  $    43,045
                    ===========  ===========  ===========  ===========
Weighted average
 number of shares
 outstanding for
 the period         18,803,670   18,681,292   18,596,961   18,634,055
Basic earnings per
 share             $      0.58  $      0.61  $      0.55  $      2.31
                    ===========  ===========  ===========  ===========
Weighted average
 number of diluted
 shares outstanding
 for period         18,909,098   18,835,075   18,708,087   18,758,059
Diluted earnings
 per share         $      0.58  $      0.61  $      0.54  $      2.29
                    ===========  ===========  ===========  ===========

Efficiency ratio            44%          44%          43%          42%
Return on average
 assets                   1.89%        2.03%        1.93%        1.98%
Return on average
 equity                  16.79%       18.54%       18.21%       18.35%
Net interest margin       5.08%        5.27%        4.99%        5.10%
TE Effect                 0.04%        0.05%        0.03%        0.04%
                    -----------  -----------  -----------  -----------
(a)TE Net interest
 margin                   5.12%        5.32%        5.02%        5.14%
                    ===========  ===========  ===========  ===========

(a) Tax equivalent is a nonGAAP performance measurement used by management in operating the business, in which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET

(In thousands, except shares)
                                  March 31,   December 31,  March 31,
                                     2005         2004         2004
ASSETS                           -----------  -----------  -----------
Cash & due from banks           $    75,141  $    70,851  $    72,548
Federal funds sold                   33,332        5,946       38,085
Securities:
  Available for sale-fair value     147,819      145,917      163,812
  Held to maturity-amortized
   cost                               7,421        7,534       12,087
                                 -----------  -----------  -----------
           Total securities         155,240      153,451      175,899

Loans receivable:
  Held for sale, fair value
   $3,882, $3,904, and $2,745         3,820        3,813        2,701
  Held for portfolio, net of
   unearned income                2,091,067    1,974,239    1,825,717
  Less allowance for loan
   losses                           (34,000)     (32,728)     (30,144)
                                 -----------  -----------  -----------
           Net loans              2,060,887    1,945,324    1,798,274
Premises & equipment, net            29,049       29,226       29,529
Other real estate owned                   -            -          222
Intangible assets                     6,476        6,476        6,476
Bank owned life insurance            17,610       17,400       16,848
Other assets                         17,228       14,722       14,282
                                 -----------  -----------  -----------
  TOTAL ASSETS                  $ 2,394,963  $ 2,243,396  $ 2,152,163
                                 ===========  ===========  ===========
LIABILITIES
Deposits:
  Noninterest bearing           $   313,939  $   313,275  $   280,801
  Interest bearing                1,571,781    1,482,567    1,439,105
                                 -----------  -----------  -----------
  Total deposits                  1,885,720    1,795,842    1,719,906
Federal funds purchased and
 securities sold under
 repurchase agreements               11,843       10,205        8,815
Federal Home Loan Bank advances     220,083      175,088      180,100
Other liabilities                    13,724        8,031       14,850
                                 -----------  -----------  -----------
  TOTAL LIABILITIES               2,131,370    1,989,166    1,923,671
                                 -----------  -----------  -----------
SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized      127,846      124,617      120,248
Retained earnings                   133,161      126,216      103,818
Accumulated other comprehensive
 income, net of tax effect            2,586        3,397        4,426
                                 -----------  -----------  -----------
  TOTAL SHAREOWNERS' EQUITY         263,593      254,230      228,492
                                 -----------  -----------  -----------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY            $ 2,394,963  $ 2,243,396  $ 2,152,163
                                 ===========  ===========  ===========

Shares outstanding at end of
 period                          18,845,101   18,745,185   18,612,769

Book value                            13.99        13.56  $     12.28
Tangible book value                   13.64        13.22        11.93


     CONTACT: Frontier Financial Corporation
              President & CEO
              Michael J. Clementz, 360-598-8003
              or
              Frontier Bank
              CEO
              John J. Dickson, 425-514-0700
              or
              Frontier Bank
              President & COO
              Lyle Ryan, 425-514-0700